Exhibit 99.1

For release: March 30, 2005, 6:00 am EST	Contact: Mark Rittenbaum

Greenbrier’s quarterly earnings more than double to $.31 per share on revenues of $255 million; backlog remains strong; strategic initiatives continue to reap benefits

     Lake Oswego, Oregon, March 30, 2005 -

     Highlights

•	Net earnings for the second quarter of fiscal 2005 were $4.8 million, or $.31 per diluted share, more than double the net earnings of $2.2 million, or $.15 per diluted share, for the second quarter of fiscal 2004.

•	Revenues for the second quarter grew 53% to $255 million, from $167 million in the prior year’s second quarter.

•	New railcar deliveries for the quarter were 3,100 units, up 35% from 2,300 units for the second quarter of fiscal 2004.

•	New railcar manufacturing backlog in North America and Europe was 12,300 units valued at $720 million at February 28, 2005 compared with 10,000 units valued at $560 million at February 29, 2004.

•	During the quarter, the Company received orders for approximately 5,000 railcars, including 4,500 double-stack intermodal railcars.

•	Greenbrier now owns 100% of Gunderson-Concarril, the builder of freight cars in Mexico. In December 2004, the Company acquired Bombardier’s 50% interest in the operations. Gunderson-Concarril is meeting its financial objectives and will play an increasingly major role in Greenbrier’s North American footprint.

•	Greenbrier strengthened its senior management team with the hiring of Alejandro Centurion, as head of the Company’s Mexican operations. Mr. Centurion has more than 25 years of manufacturing experience, with recent responsibilities at Bombardier Transportation for five railcar plants and 3,500 employees.

•	Subsequent to quarter end, the Company acquired from GE two railcar repair and refurbishment facilities located in the southeastern U.S. GE will provide Greenbrier with a minimum base load of work at the two facilities over the next 10 years.

     Financial Results:

     The Greenbrier Companies [NYSE:GBX] today reported net earnings of $4.8 million, or $.31 per diluted share, on revenues of $255 million for its second fiscal quarter ended February 28, 2005.

     William A. Furman, president and chief executive officer, said, “Demand for our products and services remain strong, and our railcar and marine backlog provides good financial visibility well into 2006. Earnings for the quarter were in line with our expectations.

     We anticipate earnings will be higher in the second half of the year than in the first half, similar to the pattern we experienced in fiscal 2004.”

     Furman added, “Strategic initiatives in our core railcar businesses continue. We continue to seek out acquisitions that will be accretive to earnings and initiatives that will increase shareholder value.”

     Cash Flow, Liquidity, Deliveries:

     Mark Rittenbaum, senior vice president and treasurer, said, “We remain on pace to deliver nearly 13,000 railcars in fiscal 2005. EBITDA for the quarter was $17.9 million, compared with $8.6 million in the prior comparable quarter. The manufacturing margin compression for the quarter, compared with the first fiscal quarter, was principally due to inclement weather at our Canadian facility, production line change-overs and the inclusion of our Mexican operations in the consolidated results this quarter. The margins of our Mexican operation are currently lower than other facilities. However, we expect them to improve significantly in the second half of the fiscal year, now that Gunderson-Concarril is under Greenbrier’s control.”

     Rittenbaum added, “The increased usage of our revolving credit lines is consistent with increased working capital needs associated with operating at higher production rates. We plan to complete a debt financing during the fiscal year to provide additional growth capital, take advantage of favorable market conditions, and maintain our highly liquid capital position.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 16 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

     The Greenbrier Companies will host a teleconference to discuss second quarter fiscal 2005 results. Teleconference details are as follows:

Wednesday, March 30, 2005
8:00 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”

Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2005	2004

Assets
Cash and cash equivalents	$12,063	$12,110
Restricted cash	530	1,085
Accounts and notes receivable	143,729	120,007
Inventories	147,636	113,122
Investment in direct finance leases	13,253	21,244
Equipment on operating leases	174,911	162,258
Property, plant and equipment	67,598	56,415
Other	18,819	22,512

	$578,539	$508,753

Liabilities and Stockholders’ Equity
Revolving notes	$74,166	$8,947
Accounts payable and accrued liabilities	182,279	178,550
Participation	21,052	37,107
Deferred revenue	4,750	2,550
Deferred income taxes	25,349	26,109
Notes payable	98,742	97,513

Subordinated debt	10,573	14,942

Subsidiary shares subject to mandatory redemption	3,746	3,746

Stockholders’ equity	157,882	139,289

	$578,539	$508,753

THE GREENBRIER COMPANIES, INC.

Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004
Revenue
Manufacturing	$233,808	$148,725	$434,205	$266,028
Leasing & services	21,105	17,836	38,756	35,732

	254,913	166,561	472,961	301,760

Cost of revenue
Manufacturing	217,796	138,993	400,658	243,582
Leasing & services	10,570	10,404	20,950	21,241

	228,366	149,397	421,608	264,823

Margin	26,547	17,164	51,353	36,937

Other costs
Selling and administrative	14,044	10,924	26,116	20,984
Interest and foreign exchange	4,295	2,604	7,355	5,205
Special charges	—	1,234	—	1,234

	18,339	14,762	33,471	27,423
Earnings before income taxes and equity in unconsolidated subsidiaries	8,208	2,402	17,882	9,514

Income tax benefit (expense)	(3,397)	1,309	(6,951)	(1,330)

Earnings before equity in unconsolidated subsidiaries	4,811	3,711	10,931	8,184

Equity in loss of unconsolidated subsidiaries	(9)	(1,474)	(739)	(1,792)

Net earnings	$4,802	$2,237	$10,192	$6,392

Basic earnings per common share	$0.32	$0.15	$0.68	$0.44

Diluted earnings per common share	$0.31	$0.15	$0.66	$0.42

Weighted average common shares:
Basic	14,954	14,517	14,924	14,435
Diluted	15,573	15,178	15,542	15,051

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 28,	February 29,
	2005	2004
Cash flows from operating activities
Net earnings	$10,192	$6,392
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income taxes	(587)	(1,503)
Depreciation and amortization	10,693	10,327
Gain on sales of equipment	(3,518)	(190)
Special charges	—	1,234
Other	901	774
Decrease (increase) in assets:
Accounts and notes receivable	(49,217)	(26,167)
Inventories	12,709	(26,895)
Other	(717)	2,262
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(18,069)	(12,508)
Participation	(16,055)	(19,550)
Deferred revenue	1,679	(2,606)

Net cash used in operating activities	(51,989)	(68,430)

Cash flows from investing activities
Principal payments received under direct finance leases	3,285	5,227
Proceeds from sales of equipment	20,005	9,922
Investment in and advances to unconsolidated subsidiary	(34)	(1,005)
Acquisition of joint venture interest	8,435	—
Decrease in restricted cash	662	3,543
Capital expenditures	(34,844)	(18,192)

Net cash used in investing activities	(2,491)	(505)

Cash flows from financing activities
Changes in revolving notes	63,001	9,248
Repayments of notes payable	(8,907)	(12,477)
Repayment of subordinated debt	(4,369)	(4,701)
Dividends	(1,793)	—
Proceeds from exercise of stock options	2,140	3,265
Purchase of subsidiary shares subject to mandatory redemption	—	(968)

Net cash provided by (used in) financing activities	50,072	(5,633)

Effect of exchange rate changes	4,361	1,517

Decrease in cash and cash equivalents	(47)	(73,051)

Cash and cash equivalents
Beginning of period	12,110	77,298

End of period	$12,063	$4,247

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Net cash used in operating activities	$(29,481)	$(49,518)	$(51,989)	$(68,430)
Changes in working capital	35,717	53,501	69,670	85,464
Deferred income taxes	1,432	4,491	587	1,503
Gain on sales of equipment	3,432	44	3,518	190
Special charges	—	(1,234)	—	(1,234)
Other	(890)	(17)	(901)	(774)
Income tax expense	3,397	(1,309)	6,951	1,330
Interest and foreign exchange	4,295	2,604	7,355	5,205

EBITDA from operations	$17,902	$8,562	$35,191	$23,254

(1)EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.